P40 1 72020-1

STANDARD INDUSTRIAL LEASE
(Arizona - gross lease)

This lease is made as of August 31, 2006, by and between Park 40, a General Partnership, ("Lessor"), and Virtra Systems, Inc., a Texas corporation qualified to do business in Arizona, ("Lessee"), who agree as follows:

1. PREMISES. Lessor leases to Lessee and Lessee accepts and leases from Lessor those certain premises Ieing approximately 8,000 square feet in area, commonly known as 1406 West 141" Street, Suite 101, Tempe, Arizona 85281 and depicted on Schedule 1 to this Lease (the "premises"). In addition to and together with the premises, Lessor grants to Lessee the non-exclusive right to utilize the sidewalks and parking areas adjacent to the premises for ingress and egress and for the parking of passenger and light truck motor vehicles during regular business hours. Lessor reserves the right to use the exterior walls and roof of the premises, as well as the floor and plenum in, above and below the premises for the repair, maintenance, use and replacement of pipes, ducts, utility lines and systems, structural elements serving the property and for such other purposes as Lessor reasonably deems necessary. In exercising its rights reserved in this paragraph 1, Lessor shall use commercially reasonable efforts to not unreasonably interfere with the conduct by Lessee of its business at the premises.

2. TERM.

2.1 Term. The term shall be for a period of thirty seven (37) months, and shall commence October 1, 2006, and shall expire October 31, 2009 unless extended or sooner terminated pursuant to any provision hereof. At the expiration or earlier termination of this lease, all items of rent, taxes, insurance, utilities and other matters shall be adjusted and prorated as of the date of termination and Lessee shall pay to Lessor such sums as shall be required to accomplish such proration.

2.2 Delay in Possession. If for any reason Lessor cannot deliver possession of the premises by the date specified for the commencement of the term, Lessor shall not be liable for any damage caused for failing to deliver possession, and this lease shall be void or voidable. Notwithstanding the foregoing, Lessor will provide keys to Lessee on or before the commencement date of the Lease, although not all refurbishing by Lessor may be complete. Additionally, under no circumstances will Lessor provide keys to Lessee without the receipt of Lessee's general liability insurance naming Lessor as additional insurer.

2.3 Early Possession. Intentionally deleted. 2.4 Option to Extend Term.

(a)

Subject to the conditions hereinafter in this paragraph set forth, Lessee is given the option to extend the initial thirty seven (37) month term of this lease for a further period of three (3) years (the "extended term") upon the same terms and conditions as are herein contained with respect to the initial term, except that the rent shall be adjusted as herein set forth in paragraph 4.2 and Lessee shall have no further option to extend the term of this lease.

(b)

The right to exercise such option is subject to each and all of the following conditions:

(1)

Lessee shall give written notice to Lessor of the exercise of the option (the "option notice") at least ninety (90) days prior to the expiration of the initial thirty seven (37) month term;

(2)

The lease is in full force and effect at the time of giving the option notice, as well as at the commencement of the extended term; and

(3)

Lessee is not in default at the time of giving the option notice or at the commencement of the extended term.

3. ACCEPTANCE OF THE PREMISES.

3.1 Condition of Premises. Lessee's taking possession of the premises shall constitute Lessee's acknowledgment that the premises are in good condition, that Lessee's contemplated use of the premises as described in paragraph 7.1 is permitted under applicable governmental restrictions and under any recorded covenants, conditions and restrictions for the property of which the premises is part, that the type.

location and capacities of the utilities serving or available to the premises are sufficient for Lessee's purposes and except as otherwise provided in paragraph 3.2, Lessee is accepting the premises in its "as is" condition including, but not limited to all offices, air conditioning equipment, heating equipment, plumbing equipment, floor coverings, lighting fixtures and other electrical apparatus. Lessee acknowledges that prior to the execution of this lease, Lessor afforded to Lessee the opportunity to inspect the premises, to confirm that the type, location and capacities of utilities serving or available to the premises are sufficient for Lessee's purposes and that the use contemplated by Lessee for the premises as described in paragraph 7.1 is permissible under applicable governmental restrictions and any convents, conditions and restrictions binding upon the property of which the premises is a part. Except as set forth in paragraphs 3.2 and 8.1 below, Lessor has no obligation to alter, change, decorate, improve or repair the premises, whether to adapt the premises for the use for which it is leased to Lessee or for any other purpose.

3.2 Refurbishing by Lessor. Lessor, at Lessor's sole cost, shall service the HVAC, evaporative coolers, mechanical, plumbing and roll-up doors prior to Lessee move-in. Lessor will install new VCT in the kitchen area and replace the existing counter in the kitchen area, Lessee shall pick colors for both. Additionally, Lessor shall carpet the one office with the epoxy floor and glue down any existing carpet tiles in the open showroom. The warehouse will be free of any existing equipment, damaged ceiling tiles will be replaced in the office area and the entire space will be professionally cleaned as well as all carpet steam cleaned.

4. RENT.

4.1 Monthly Rent. Lessee shall pay Lessor:

$ 0.00 per month commencing on October 1, 2006 and continuing up to and including October 31, 2006.

$ 7,440.00 per month commencing on November 1, 2006 and continuing up to and including October 31, 2007.

$ 7,600.00 per month commencing on November 1, 2007 and continuing up to and including October 31, 2008.

$ 7,760.00 per month commencing on November 1, 2008 and continuing up to and including October 31, 2009.

These amounts will be paid, together with sales tax, in advance and except as set forth in this Lease, without deduction, setoff, prior notice, or demand, on or before the first day of each month of the term hereof. Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the monthly installment based upon a calendar day month. Rent shall be payable to Lessor at the address to which notices to Lessor are given or to such other persons or at such other places as Lessor may designate in writing.

4.2 Rent During Extended Term To Be Negotiated by Parties. The parties shall have thirty (30) days after Lessor receives the option notice in which to agree on the monthly rent during the extended term. If the parties agree on the monthly rent for the extended term during that period, they shall immediately execute an amendment to this lease stating the monthly rent for the extended term. If the parties are unable to agree on the monthly rent for the extended term within that period, the option notice shall be of no effect and this lease shall expire at the end of the initial term. Neither party to this lease shall have the right to have a court or any other third party set the monthly rent for the extended term.

4.3 Additional Rent. In addition to rent, all other amounts to be paid by Lessee to Lessor pursuant to this lease including Lessee's pro rata share of insurance premiums and real property taxes and assessments, shall be deemed to be additional rent, whether or not designated as such, and shall be due and payable within ten (10) days after receipt by Lessee of Lessor's statement. Lessor shall have the same remedies for the failure to pay additional rent as for the non-payment of rent. All rent and additional rent shall be payable in current legal tender of the United States of America.

4.4 Application of Payments. Payments received by Lessor from Lessee, unless Lessor elects, in its sole discretion, otherwise, shall first be applied to any interest awed to Lessor pursuant to the provisions of paragraph 16.3 below, then to any late charges owed to Lessor pursuant to the provisions of paragraph 16.4 below, then to any additional rent payable by Lessee to Lessor pursuant to the provisions of paragraph 4.3 above and the then to the monthly rent described in paragraph 4.1.

5.

SECURITY DEPOSIT. On execution of this lease, Lessee shall deposit with Lessor the sum of SEVEN THOUSAND SEVEN HUNDRED SIXTY AND 00/100 Dollars ($7,760.00) as a security deposit for the performance by Lessee of the provisions of this lease. If Lessee is in default, Lessor may use the security deposit, or any portion of it, to cure the default or to compensate Lessor for all damage sustained by Lessor resulting from Lessee's default. Lessee shall immediately on demand pay to Lessor a sum equal to the portion of the security deposit expended or applied by Lessor as provided in this paragraph so as to maintain the security deposit in the sum initially deposited with Lessor. If Lessee is not in default at the expiration or termination of this lease, Lessor shall return the security deposit (or so much thereof as has not been applied) to Lessee within a reasonable period of time after (i) Lessee vacates the premises in the condition required by this Lease, and (ii) Lessor has reconciled Lessee's payments of additional rent for the last year of the term of this Lease. Lessor's obligations with respect to the security deposit are those of a debtor and not a trustee. Lessee acknowledges and agrees that in the event Lessee shall file a voluntary petition pursuant to the Bankruptcy Code or any successor thereto, or if an involuntary petition is filed against Lessee pursuant to the Bankruptcy Code or any successor thereto, then Lessor may apply the security deposit towards those obligations of Lessee to Lessor which accrued prior to the filing of such petition. Lessor may maintain the security deposit separate and apart from Lessor's general funds or may commingle the security deposit with Lessor's general and other funds. Lessor shall not be required to pay Lessee interest on the security deposit. In no event shall the security deposit be used as rental for the last month of the term.

6.

TAXES.

6.1 Occupancy, Sales and Rent Taxes. In addition to and together with rent, Lessee shall pay to Lessor any governmental taxes now or hereafter imposed on rents collected or paid pursuant to the terms of this lease, including, without limitation, state, county or local rental, occupancy, sales, transaction privilege and excise taxes.

6.2 Personal Property Taxes. Lessee shall pay to the appropriate taxing authority, not later than ten (10) days prior to delinquency, all personal property taxes assessed against any personal property located on or used in connection with the premises.

6.3 Real Property Taxes and Assessments. Lessee shall pay all increases in real property taxes and assessments, whether the increase results from increased rates and/or valuation levied and assessed against the premises, over and above those real property taxes and assessments levied and assessed against the premises for the base year 2006.

If the premises are not separately assessed, Lessee's proportionate share of real property taxes and assessments increases shall be the product of the increase, multiplied by a fraction, the numerator of which the total number of square feet included in the premises and the denominator of which is the total number of square feet in all buildings included in the tax parcel.

Each year Lessor shall notify Lessee of the real property taxes and assessments and together with such notice shall furnish Lessee with a copy of the tax bill, and a copy of the tax bill for the base year if not previously furnished. Lessee shall pay Lessor for the increase in the real property taxes and assessments not later than ten (10) days after receipt of the notice from Lessor. Lessee's liability to pay real property taxes and assessments shall be prorated on the basis of a 365-day year to account for any fractional portion of a fiscal tax year included in the term at its commencement and expiration. Lessee's obligation to pay increases in real property taxes and assessments for the last year of the term of this lease shall survive the expiration or earlier termination of this lease.

For the purposes of this lease, "real property taxes and assessments" shall mean and include all real property taxes and personal property taxes, general and special assessments, foreseen as well as unforeseen, which are levied or assessed upon or with respect to the property on which the premises is situated, any improvements, fixtures, equipment and other property of Lessor, real or personal, located on the property and used in connection with the operation of all or any portion of the property, as well as any tax, surcharge or assessment which shall be levied or assessed in addition to or in lieu of such real or personal property taxes and assessments. Real property taxes and assessments shall also include any expenses incurred by Lessor in contesting the amount or validity of any real or personal property taxes and assessments. Real property taxes and assessments shall not, however, include any franchise, gift, estate, inheritance, conveyance, transfer or net income tax assessed against Lessor.

7. USE OF PREMISES.

7.1 Use of Premises: Lessee shall continuously occupy and use the premises throughout the term of this lease for the purpose of offices and warehousing for a virtual reality products company, and for no other purpose whatsoever. If Lessee wishes to change the use of the premises, Lessee shall first seek Lessor's prior written consent. Within thirty (30) days after receipt by Lessor of Lessee's request for consent, Lessor shall provide Lessee written notice that Lessor (i) consents to the proposed change in use, or (ii) declines to consent to the change (in which event, Lessor shall set forth the basis for its denial), or (iii) elects to terminate this lease, in which event this lease shall terminate ten (10) days following receipt by Lessee of Lessor's notice of termination.

72 Limitations on Use. Lessee shall not do or permit anything to be done in or about the premises which will (a) make void or voidable any insurance then in force with respect thereto, or make it impracticable or more expensive to obtain fire, liability or other insurance on the premises or increase the rate of fire insurance over that in effect prior to this lease, (b) cause or be likely to cause any waste or damage to the premises, (c) constitute a public or private nuisance, or violate the rights of adjoining owners or occupants, or violate any laws or any covenants, conditions or restrictions of record, or (e) in any way obstructs any public or private roadways, sidewalks or common areas adjoining the premises or interfere with the rights of other tenants or occupants of the property. Throughout the term of this lease, Lessee, at its sole cost and expense, shall promptly remove any violation and shall comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, and municipal governments, courts, departments, commissions, boards, any national or local Insurance Rating Bureau, or any other body exercising functions similar to those of any of the foregoing, and with all covenants, conditions and restrictions pertaining to the premises. In addition, Lessee shall not place a load upon any floor of the premises which exceeds the load per square foot which the floor of the premises was designed to carry, nor shall Lessee install business machines or other mechanical equipment in the premises which cause noise or vibration that may be transmitted to the structure of the premises. Lessee shall conduct business operations only within the premises and in no event shall Lessee conduct business operations on the sidewalks, parking areas or other common areas adjacent to the premises.

7.3 Hazardous Materials.

(a)

Lessee shall not use or permit any other person to use any portion of the premises for the storage, use, treatment or disposal of any hazardous material (as hereafter defined), except that, subject to strict compliance with the provisions of paragraphs 7.1, 7.2 and this 7.3, Lessee may, in connection with its operation of its business described in paragraph 7.1, bring on the premises products and substances in normal and customary quantities required for cleaning and maintenance of the premises, or for normal applications related to the above described use of the premises. In the event Lessee brings hazardous materials on the premises (whether pursuant to the provisions of the preceding sentence or otherwise), Lessee shall provide to Lessor copies of all materials handling data sheets and manifests pertaining to such hazardous materials, as well as copies of all permits and licenses maintained by Lessee with governmental authorities having jurisdiction.

(b)

Lessee represents, warrants and agrees that as to any equipment, materials, substances or other things coming on the premises during the term of this lease (including, without limitation, the products and substances described in subparagraph (a) above), Lessee will, at the sole cost and expense of Lessee, comply with all local, state and federal statutes, rules, regulations and orders governing the use, storage and disposal of flammable or combustible material, hazardous substances, toxic substances and hazardous waste as now or hereafter defined as a "hazardous waste," "hazardous substance," "toxic substance," pollutant or contaminant under any federal, state or local statute or regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.G. section 6901, et seq.) and/or A.R.S. Section 36-2801, or any successor statute, substances which contain gasoline, diesel fuel or other petroleum hydrocarbons and any other substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law (herein collectively referred to as "hazardous materials"), and that Lessee will indemnify and defend Lessor against and hold Lessor harmless for, from and all claims, damages, losses, liabilities, demands, liens, fines, penalties, costs and expenses (including attorneys' fees and court costs) relating to or arising out of such hazardous materials coming on the premises during the term of this lease (except those brought to the premises by Lessor in connection with improvements or repairs to the premises or otherwise caused by actions or omissions of Lessee or its agents, servants, contractors, employees or invitees. On termination or expiration of this lease, Lessee will remove from the premises all hazardous materials and all containers in which such hazardous materials have been stored. In this regard, if Lessor shall so request, Lessee shall provide to Lessor a Phase 1 Environmental Site Assessment prepared in accordance with then current ASTM standards prepared by an environmental engineering firm designated by Lessee and reasonably acceptable to Lessor demonstrating compliance by Lessee with the requirements of this paragraph 7.3. The foregoing does not in any way limit any other obligation of Lessee under this lease.

(c)

Lessor represents and warrants that to the best of Lessor's knowledge, there are no hazardous materials on or under the premises at the date of execution of this lease in violation of the codes and ordinances of governmental authorities having jurisdiction. Lessor will indemnify Lessee against and hold Lessee harmless from all claims, damages, loss, cost and expense (including attorneys' fees) relating to or arising out of a breach by Lessor of this warranty or brought to the premises by Lessor in connection with its improvements or repairs to the premises as provided in this lease.

(d)

The indemnifications of the parties in this paragraph 7.3 shall include, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of hazardous materials for which such indemnifying party is responsible as above specified in this paragraph 7.3, and Lessee's obligations under this paragraph 7.3 shall survive the expiration or earlier termination of this lease.

8. MAINTENANCE.

8.1 Lessor Maintenance. Except as provided in paragraphs 13 and 14 and except for damage caused by Lessee, Lessor, at its cost, shall maintain, in good condition, the structural parts of the building of which the premises is a part, which structural parts include only the foundations, bearing and exterior walls (excluding glass and doors), subflooring, and roof (excluding membrane). Lessor shall have no obligation to make any such repairs until receipt of written notice from Lessee of the need of such repairs. Lessor shall promptly commence such repairs following receipt of such written notice and shall diligently pursue such repairs to completion. Notwithstanding the provisions of this paragraph 8.1 to the contrary, Lessee shall pay the entire cost of any repairs made necessary by the negligence or willful misconduct of Lessee, its agents, servants, contractors, employees or invitees. Lessee waives the benefit of any present or future law which might give Lessee the right to repair the premises at Lessor's expense or to terminate this lease because of the condition of the premises.

8.2 Lessee Maintenance. Except as provided in paragraph 8.1, Lessee at its cost shall maintain, in good condition, all portions of the premises, including, without limitation, the office entry, glass, windows, all doors, including overhead doors and "man" doors and the interior of the premises. In addition, Lessee shall, at Lessee's expense, repair any damage to the structural parts of the building (as defined in paragraph 8.1) caused by the negligence or willful misconduct of Lessee, its agents, servants, contractors, employees or invitees. Lessee and not Lessor shall be solely responsible for any repairs to the premises resulting from vandalism or malicious mischief.

8.3 Air ConditioninglEvaporative Cooling. Lessee shall be solely responsible for the maintenance, repair and parts replacement of the air conditioning and evaporative cooling ("HVAC Equipment") installed on the premises and shall execute a semi-annual inspection and maintenance contract covering all of the office HVAC Equipment. Said maintenance contract shall be executed with a licensed air conditioning contractor approved by Lessor. Said maintenance contract shall remain in effect during the entire term of the lease and any extension or renewal thereof. Lessee shall furnish Lessor with a copy of said maintenance contract, as well as all records and documents pertaining to the maintenance and/or service of the HVAC Equipment. Notwithstanding the foregoing, Lessor will warrant the HVAC equipment for the first (1st) year of the lease term. Additionally, so long as Lessee shows proof of maintaining the HVAC system with a licensed contractor, Lessor will agree to split the cost with Lessee on replacement of a compressor or replacement of the HVAC unit, during the initial lease term.

8.4 HVAC. Although Lessee is responsible, at its sole cost and expense, for all HVAC Equipment repair, replacement and maintenance, Lessor retains the right, but not the obligation, to inspect HVAC Equipment and replace filters on a regular schedule. In this regard, Lessee shall, at its sole cost and expense, perform or cause to be performed "Normal A/C Servicinq" and "Normal Cooler Servicinq". "Normal A/C Servicing" shall mean the following service and maintenance on the air conditioning units, performed by a licensed HVAC contractor, every twelve (12) months during the lease.

(1)

Spring Maintenance:

a.

Lubricate Motor

b.

Check and tighten all electrical connectors

c.

Inspect and clean evaporative and condenser coils

d.

Check refrigerant charge

e.

Visual inspection of unit for other required maintenance

(2)

Monthly Maintenance - change air conditioner filter

"Normal Cooler Servicing" shall mean the following service and maintenance on evaporative cooling units, performed by a licensed HVAC contractor, every twelve (12) months during the Lease.

(1)

Spring Maintenance:

a.

Change cooler pads

b.

Lubricate bearings

c.

Replace or adjust (as required) blower belt

d.

Drain and clean cooler basin

e.

Visual Inspection of unit for other required maintenance

(2)

Fall Preparation: Turn off water and drain cooler at end of season until Spring

8.5 EMERGENCY; SELF-HELP. In the event of an emergency requiring repairs, Lessor shall have the delegable right to enter the premises at any time, without prior notice to Lessee. Lessor shall have the right to use any reasonable means which Lessor may deem proper in order to obtain entry to the premises in an emergency, without liability to Lessee. No entry by Lessor shall, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or a detainer of the premises, or an eviction of Lessee from any part of the premises. If Lessee fails to perform Lessee's obligations under paragraphs 8.2 or 8.3 of this lease, Lessor may, at Lessor's option, enter the premises after ten (10) days prior written notice to Lessee and perform such obligations of Lessee, the cost of which, together with interest at the rate of ten percent (10%) per annum, shall be due and payable as additional rent to Lessor, together with Lessee's next installment of rent.

8.6 Surrender. On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the premises to Lessor in the same conditions as when received, ordinary wear and tear excepted, clean and free of debris with all building systems in good working order. Lessee shall repair any damage to the premises occasioned by the installation or removal of Lessee's trade fixtures, furnishings and equipment. Notwithstanding anything to the contrary otherwise stated in this lease, Lessee shall leave the airlines, power panels, electrical distribution systems, lighting fixtures, space heaters, air conditioning and plumbing in good operating condition. Lessee shall give written notice to Lessor at least thirty (30) days prior to vacating the premises for the express purpose of arranging a meeting with Lessor for a joint inspection of the premises. In the event Lessee fails to give such notice or fails to participate in such joint inspection, Lessor's inspection at or following Lessee vacating the premises shall be conclusively deemed correct for the purposes of determining Lessee's liability for repairs and/or restoration of the premises.

9. ALTERATIONS. Lessee shall not make any alterations to the premises without Lessor's consent to the proposed work including the plans, specifications and the proposed architect and/or contractors for such alterations. Lessee acknowledges that any review by Lessor of Lessee's plans and specifications and/or right of approval exercised by Lessor with respect to any alterations is for Lessor's benefit only and

Lessor shall not, by virtue of such review or right of approval, be deemed to make any representation, warranty or acknowledgement to Lessee or to any other person or entity as to the adequacy of Lessee's plans and specifications or any alterations. Lessor may require Lessee to remove any or all of said alterations at the expiration of the term and restore the premises to their prior condition. Unless Lessor requires their removal, any alterations (including, without limitation, power panels and lighting fixtures, whether or not such installations constitute trade fixtures of Lessee) made shall remain on and be surrendered with the premises on expiration or termination of the term. Notwithstanding the foregoing, Lessor will approve the improvements planned, by Lessee, for the open showroom illustrated as Schedule 1 A if this lease.

10.

LIENS. Lessee shall pay all costs for construction done by Lessee or cause to be done by Lessee on the premises as permitted by this lease. Lessee shall keep the premises and the building of which the premises is a part free and clear of all mechanic's, materialmen's and other professional service liens resulting from construction done by or for Lessee. Lessee shall have the right to contest the correctness or validity of any such lien if, immediately on demand by Lessor, Lessee procures and records a lien release bond issued by a corporation authorized to issue surety bonds in Arizona in an amount equal to one and one-half times the amount of the claim of lien. The bond shall meet the requirements of A.R.S. Section 33-1004, or any successor statute, and shall provide for the payment of any sum that the claimant may recover on the claim (together with costs of suit, if it recovers in the

11.

UTILITIES. Lessee shall pay or cause to be paid all charges for gas, light, heat or power, telephone, trash collection and other services supplied to Lessee in connection with the premises. If Lessor shall so require, concurrently with the execution of this lease, Lessee shall execute such applications and deliver such deposits as may be necessary to establish in Lessee's name one or more of the utility services serving the premises. If any of the foregoing utility services are not separately metered to the premises, Lessee shall pay to Lessor its share of the cost for utility service based upon Lessor's statement within five (5) days after receipt of such statement. If, in Lessor's reasonable business judgment, Lessee is a heavy user of water, sewer and/or trash disposal services (as compared to the other occupants of the property) Lessor may, in its sole discretion, require that Lessee, at its sole cost and expense, arrange for any such utility service to the premises to be separately metered or charged. Lessor shall have no liability to Lessee, nor shall Lessee's covenants and obligations under this lease including, without limitation, Lessee's obligation to pay rent and additional rent, be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or disruption in utility service to the premises.

12.

INDEMNITY AND INSURANCE.

12.1 Nonliability of Lessor. Lessee shall indemnify, protect, hold harmless and defend Lessor for, from and against all claims, damages, demands, losses, costs, liabilities and expenses (including reasonable attorneys' fees and court costs) (collectively, "Claims"), however caused, arising in whole or in part from Lessee's use of the premises or the property of which the premises is part or the conduct of Lessee's business or from any activity, work or thing done, permitted or suffered by Lessee or by any invitee, servant, agent, contractor, employee or subtenant of lessee on the premises or the property of which the premises is part, including any bodily injury to an employee of Lessee arising out of and in the course of employment of the employee at the premises, and shall further indemnify, protect, hold harmless and defend Lessor for, from and against all Claims arising in whole or in part from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease or arising in whole or in part from any act, neglect, fault or omission by Lessee or by any invitee, servant, agent, employee or subtenant of Lessee anywhere on the property of which premises is a part; and if any action or proceeding is brought against Lessor by reason of any such Claim, Lessee, upon notice from Lessor, shall fully defend the same at Lessee's expense by counsel reasonably satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property, injury and death to persons and all Claims of any other nature resulting from Lessee's use of the premises or the property of which premises is a part, and Lessee hereby waives, releases and discharges Lessor for, from and against all Claims in respect thereof. Neither Lessor nor its agents or employees shall be liable for any damaged property of Lessee entrusted to any employee or agent of Lessor or for loss of or damage to any property of Lessee by theft or otherwise. Lessor shall not be liable for any injury or damage to persons or property resulting from any cause, including, but not limited to, fire, explosion, failing plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein, or from the roof of any structure on the property of which premises is a part, or from any streets or subsurfaces on or adjacent to the property of which premises is a part, or from any other place or resulting from dampness or any

other causes whatsoever, unless caused by or due to the failure of Lessor to repair such condition (but only if Lessor is obligated to perform such repairs under this Lease) within a reasonable time after written notice of the need for such repair is given by Lessee to Lessor, and through no fault of Lessee. Neither Lessor nor its employees or agents shall be liable for any defects in the premises, the negligence or misconduct, including, but not limited to, criminal acts, by maintenance or other personnel or contractors serving the premises or the property of which premises is a part and Lessee expressly waives, releases and discharges Lessor for, from and against all Claims resulting from any bodily injury to an employee of Lessee arising out of and in the course of employment of the employee at the premises. None of the events or conditions set forth in this paragraph 12.1 shall be deemed a constructive or actual eviction, nor shall Lessee be entitled to any abatement or reduction of rent or additional rent by reason of such events or conditions. Lessee shall give prompt notice to Lessor with respect to any defects, fires or accidents which Lessee observes on the property of which the premises is a part.

12.2 Public Liability and Property Damage Insurance. Lessee shall maintain a policy or policies of commercial general liability insurance for personal injury, bodily injury and damage to property with a combined single liability limit of not less than One Million and NoIlOO Dollars ($1,000,000.00), per occurrence, Three Million and NoI100 Dollars ($3,000,000.00), annual aggregate, insuring against all liability of Lessee and its agents, servants, contractors, employees or invitees arising out of and in connection with Lessee's use or occupancy of the premises and the adjoining property of which the premises is a part. Said policy or policies of insurance shall:

(a)

Name Lessor as an additional insured utilizing an ISO CG 20 26 additional insured endorsement (or its equivalent).

(b)

Be issued by insurance companies authorized to do business in the State of Arizona, with a financial rating of at least an A - VIII status as rated in the most recent edition of Best's Insurance Reports.

(c)

Be endorsed to provide cost liability coverage for Lessor, Lessee and Lessor's lender, if any, shall provide for severability of interests, shall be issued as a primary policy and shall provide that any insurance which Lessor or Lessor's lender may carry is strictly excess, secondary and non-contributing with any insurance carried by Lessee.

(d)

Contain an endorsement requiring thirty (30) days' written notice from the insurance company to Lessor and Lessee before cancellation or change in the coverage, scope, or amount of any policy.

(e)

Shall insure performance by Lessee of the indemnity provisions of paragraph_ 12.1; and

(f)

Shall contain a waiver of subrogation in favor of Lessor.

Said policy, or a certificate of the policy (Accord Form 27 or 28, or their equivalent), together with evidence of payment of premiums and the required additional insured endorsement, shall be deposited with the Lessor at the commencement of the term, and on renewal of the policy not less than twenty (20) days before expiration of the term of the policy. If Lessee wishes to present to Lessor a certificate of liability insurance utilizing Acord Form 25-S, Lessor need not accept such form of certificate unless such form of certificate includes a rider in the form attached to this lease as Schedule 2.

12.3 Additional Lessee Insurance. In addition to the insurance described in paragraph 12.2, above, Lessee shall obtain and maintain in force, at Lessee's sole cost and expense, the following described policies of insurance:

(a)

A policy or policies of "causes of loss-special form" property insurance, including coverage for vandalism or malicious mischief, insuring any alterations to the premises made by Lessee and Lessee's stock and trade, furniture, personal property, fixtures and equipment in the premises, with coverage in an amount equal to the replacement cost of such alterations, stock and trade, furniture, personal property, fixtures and equipment.

(b)

A policy or policies of workers' compensation insurance with an insurance carrier and in amounts approved by the Industrial Commission of the State of Arizona and a policy of employers' liability of insurance with limits of liability not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence.

(c)

Insurance covering all plate glass on the premises.

(d)

Boiler and machinery insurance on all boilers, pressure vessels, gas fire equipment, HVAC Equipment and mechanical systems serving the premises. if not covered by the insurance described in subparagraph (a) above, then the insurance specified in this subsection shall be in the amount not less than One Hundred Thousand and No/100 Dollars ($100,000.00).

(e)

Business Auto Coverage for owned, hired and non-owned vehicles with a combined single limit of not less than One Million and No/100 Dollars ($1,000,000.00), per occurrence, Three Million and No/100 Dollars ($3,000,000.00) annual aggregate.

Lessee acknowledges that no insurance maintained by Lessor with respect to the premises or the property (whether liability or property insurance) shall insure the interest of Lessee in the premises or Lessee's furniture, fixtures, equipment or improvements in the premises and any proceeds payable with respect to any such insurance maintained by Lessor shall be the sole property of Lessor. The insurance policies to be maintained by Lessee pursuant to the provisions of this paragraph12.3 shall satisfy the requirements of subparagraphs 12.2(b) through (f) above.

12.4 Lessee Payment of Increase in Fire Insurance Cost. If the property insurance rate on the building or the premises is raised above the existing rate per annum per each One Hundred and No/100 Dollars ($100.00) of coverage Travelers Property Casualty Company of America Policy No. Y630378L8376TIL05 by reason of the nature of Lessee's business or the manner in which Lessee conducts its business, then the increased cost of such fire insurance above the now existing rate per annum per each One Hundred and No/100 Dollars ($100.00) of coverage up to the expiration of this lease or any renewal hereof shall be payable by Lessee as additional rent hereunder, with and in addition to the next succeeding rent installment payable hereunder following the effective date of such rate increase.

13.

DESTRUCTION. If, during the term, the premises are totally or partially destroyed from fire or other casualty generally insurable under a "cause of loss-special form" policy of property insurance (excluding repairs resulting from vandalism or malicious mischief which shall be the sole obligation of Lessee), rendering the premises totally or partially inaccessible or unusable, Lessor shall restore the premises to substantially the same condition as they were on the commencement date, if the restoration can be made under the existing laws and can be completed within ninety (90) days after the date of the destruction. Such destruction shall not terminate this lease. If the restoration cannot be made in the time stated in this paragraph, then within fifteen (15) days after the parties determine that the restoration cannot be made in the time stated in this paragraph, Lessee may terminate this lease immediately by giving notice to Lessor. If Lessee fails to terminate this lease and if restoration is permitted under the existing laws, Lessor, at its election, may either terminate this lease or restore the premises within a reasonable time and this lease shall continue in full force and effect. If the existing laws do not permit the restoration, either party may terminate this lease immediately by giving notice to the other party. In no event shall Lessor be required to restore alterations made by Lessee, Lessee's improvements, Lessee's trade fixtures, and Lessee's personal property, such excluded items being the sole responsibility of Lessee to restore. Any extra expenses incurred by Lessor in the reconstruction of the premises or any portion of the building of which the premises is a part as a result of the use, storage or release of hazardous materials on the premises shall be paid by Lessee to Lessor within ten (10) days after Lessor's request for payment. In case of destruction there shall be an abatement or reduction of rent, between the date of destruction and the date of Lessor's completion of restoration, based on the extent to which the destruction interferes with Lessee's use of the premises. If the destruction occurs during the last year of the term, Lessor may terminate this lease by giving notice to Lessee not more than thirty (30) days after the destruction. Lessee hereby waives any statute now or hereafter in effect which grants a lessee the right to terminate a lease or which provides for an abatement of rent on account of damage or destruction. This waiver shall include, without limitation, A.R.S. Section 33-343.

14.

CONDEMNATION. If all or such portion of the premises so as, in the reasonable judgment of Lessor, to make the balance thereof untenantable is condemned by eminent domain for any public or quasi-public use or purpose or is transferred in avoidance of an exercise of the power of eminent domain (an "Appropriation"), then this lease shall terminate as of the date that title vests in the condemning authority. All rental and additional rent shall be paid up to such date of termination and Lessee shall have no further claim against Lessor nor against the condemning authority for the value of any unexpired term of the lease, and Lessor shall be entitled to receive any and all proceeds awarded on account of such Appropriation. In the event an Appropriation of a portion of the premises which does not result in a termination of this lease as provided above, the rent payable hereunder shall be abated in the proportion which the portion of the premises so taken bears to the total premises immediately prior to the Appropriation. The entire award made by reason of any such partial Appropriation shall belong entirely to Lessor. No taking of any portion of the sidewalks or the parking area shall entitle Lessee to terminate this lease or to an abatement of rent and Lessee waives any statutory or other right to terminate this lease on account of any appropriation of the premises, the building or the property.

15.

ASSIGNMENT.

15.1 Prohibition Against Voluntary Assignment, Subletting and Encumbering. Lessee shall not voluntarily assign or encumber its interest in this lease or in the premises, or sublease all or any part of the premises, or allow any other person or entity to occupy or use all or any part of the premises, or advertise that any portion of the premises is available for lease, without first obtaining Lessor's consent. If Lessor shall so require, Lessee, any guarantor and the assignee or sublessee, as the case may be, shall join in the execution of Lessor's form of consent. Any assignment, encumbrance, or sublease without Lessor's consent shall be voidable and, at Lessor's elections, shall constitute a default. No consent to any assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this paragraph.

15.2 Deemed Transfer. If Lessee is a corporation, unincorporated association, a limited liability company, a partnership or other business entity, any dissolution, merger, consolidation or other reorganization of Lessee, for the sale, transfer, assignment or hypothecation of fifty percent (50%) or more of any stock or other ownership interest in such corporation, association, limited liability company, partnership or other business entity shall be deemed an assignment within the meaning of and subject to the provisions of this paragraph 15. If, however, Lessee is a corporation whose stock is regularly traded on a national stock exchange or is regularly traded in the over-the-counter market and quoted on NASDAQ, the transfer of stock, regardless of quantity, shall not constitute an assignment for the purposes of this lease.

15.3 Lessor's Consent Required. If Lessee desires at any time to assign this Lease or sublet the premises or any portion thereof, it shall first notify Lessor of its desire to do so and shall submit in writing to Lessor: (a) the name, address, telephone number and social security number, or tax payer identification number, as applicable, of the proposed subtenant or assignee; (b) the nature of the proposed subtenant's or assignee's business to be carried on in the premises; (c) a true, correct and complete copy of the proposed sublease or assignment; and (d) such financial information as Lessor may reasonably request concerning the proposed subtenant or assignee. Lessee's failure to comply with the provisions of this paragraph 15.3 shall entitle Lessor to withhold its consent to the proposed assignment or subletting.

15.4. No Release From Liability. No assignment, subletting or other transfer of the lease or the premises (with or without the consent of Lessor) shall release Lessee from primary liability under this lease and neither Lessee nor any guarantor of this lease shall be released from performance of any of the terms, covenants and conditions of this lease.

15.5 Fees. In the event Lessee shall assign or sublet the premises or request the consent of Lessor to any assignment or subletting or if Lessee shall request the consent of Lessor for any other act the Lessee proposes to do, then Lessee shall pay Lessor's reasonable attorneys' fees incurred in connection therewith.

16.

DEFAULT; REMEDIES.

16.1 Default. The occurrence of any of the following events will constitute a default on the part of Lessee:

(a)

Failure to pay any installment of rent, additional rent or any other sum due and payable hereunder when such payment is due;

(b)

Failure to perform any of Lessee's agreements or obligations hereunder, if such failure (except a failure in the payment of any installment of rent, additional rent or any other monetary obligation hereunder) continues for ten (10) days after written notice thereof from Lessor to Lessee, provided that if such default is other than the payment of money and cannot be cured within such ten (10) day period, then Lessee will not be in default hereunder if Lessee, within such ten (10) day period, commences curing of such failure and diligently and in good faith prosecutes the same to completion within twenty (20) additional days;

(c)

A general assignment for the benefit of creditors;

(d)

The filing of a voluntary petition in bankruptcy by Lessee or any of the guarantors or the filing of an involuntary petition by Lessee's or any of the guarantors' respective creditors, such involuntary petition remaining undischarged for a period of thirty (30) days;

(e)

Failure by Lessee to operate its business within the premises for more than ten (10) successive days;

(f)

The appointment of a receiver to take possession of substantially all of Lessee's or any of the guarantors' respective assets or of this leasehold, such receivership remaining undissolved for a period of thirty (30) days;

(g)

The levy of a writ of attachment or execution or other judicial seizure of substantially all of Lessee's or any of the guarantors' respective assets or this leasehold, such attachment, execution or other seizure remaining undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

(h)

the occurrence of any event defined elsewhere in this lease as a "default"

16.2 Remedies. Upon the occurrence of a default under this lease by Lessee, Lessor may, without prejudice to any other rights and remedies available to a landlord at law, in equity or by statute, exercise one or more of the following remedies, all of which shall be construed and held to be cumulative and non-exclusive:

(a)

Terminate this lease and re-enter and take possession of the premises, in which event, Lessor is authorized to make such repairs, redecorating, refurbishments or improvements to the premises as may be necessary in the reasonable opinion of Lessor acting in good faith for the purposes of reletting the premises and the costs and expenses incurred in respect of such repairs, redecorating and refurbishments and the expenses of such reletting (including brokerage commissions) shall be paid by Lessee to Lessor within ten (10) days after receipt of Lessor's statement;

(b)

Without terminating this lease, re-enter and take possession of the premises;

(c)

Without such re-entry, recover possession of the premises in the manner prescribed by any statute relating to summary process, and any demand for rent, re-entry for condition broken, and any and all notices to quit, or other formalities of any nature to which Lessee may be entitled, are hereby specifically waived to the extent permitted by law;

(d)

Without terminating this lease, Lessor may relet the premises as Lessor may see fit without thereby avoiding or terminating this lease, and for the purposes of such reletting, Lessor is authorized to make such repairs, redecorating, refurbishments or improvements to the premises as may be necessary in the reasonable opinion of Lessor acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, redecorating and refurbishments and expenses of such reletting (including brokerage commissions) and the collection of rent accruing therefrom) each month to equal the rent and additional rent payable hereunder, then Lessee shall pay such deficiency each month within ten (10) days after receipt of Lessor's statement; or

(e)

Lessor may declare immediately due and payable all the remaining installments of rent and additional rent, and such amount, less the fair rental value of the premises for the remainder of the lease term shall be paid by Lessee within ten (10) days after receipt of Lessor's statement.

Lessor shall not by re-entry or any other act, be deemed to have terminated this lease, or the liability of Lessee for the total rent and additional rent reserved hereunder or for any installment thereof then due or thereafter accruing, or for damages, unless Lessor notifies Lessee in writing that Lessor has so elected to terminate this lease. After the occurrence of a default, the acceptance of rent or additional rent, or the failure to re-enter by Lessor shall not be deemed to be a waiver of Lessor's right to thereafter terminate this lease and exercise any other rights and remedies available to it, and Lessor may re-enter and take possession of the premises as if no rent or additional rent had been accepted after the occurrence of a default.

16.3 Interest on Past Due Amounts. In addition to late charge described in paragraph 16.4 below, if any installment of rent, additional rent or any other payment is not paid promptly when due, it will bear interest at the rate of ten percent (10%) per annum from the date on which it becomes due until paid; provided, however, this provision is not intended to relieve Lessee from any default in the making of any payment at the time and in the manner herein specified. The foregoing interest, expenses and damages will be recoverable from Lessee by the exercise of Lessor's remedies hereinabove set forth.

16.4 Late Charge. Lessee acknowledges that late payment by Lessee to Lessor of rent or additional rent will cause Lessor to incur costs not contemplated by the lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges. Therefore, if any installment of rent or additional rent due from Lessee is not received by Lessor within ten (10) days after it is due, Lessee shall pay to Lessor an additional sum of ten percent (10%) of the overdue rent or additional rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of late payment by Lessee. No payments need be accepted after the tenth (10th) day of the month unless accompanied by the late payment charge. This provision shall not be construed to allow or permit Lessee to make payments after the due date or to waive any Lessor's rights in connection with a late payment.

16.5 Bankruptcy of Lessee. In the event of the bankruptcy, reorganization, liquidation, or dissolution of the Lessee, or in the event Lessee shall make an assignment for the benefit of creditors, or in the event Lessee shall seek similar relief under any present or future Federal or State bankruptcy act, which relief results in a stay of the termination of this lease, then, the rent and additional rent payable hereunder shall be deemed to be an administrative expense. In addition, the Lessee, as debtor in possession, or if appointed, the Trustee in bankruptcy, must assume or reject this lease within sixty (60) days (or such shorter period of time as may be permitted by law) after the filing of the petition in bankruptcy.

16.6 Additional Remedies. All of the remedies given to Lessor in this lease in the event Lessee commits a default are in addition to all other rights or remedies available to a landlord at law, in equity or by statute. All rights, options and remedies available to Lessor shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. Upon the occurrence of a default, all privileges and contingencies which may be exercised by Lessee under this lease including, without limitation, options to renew, extend and expand, as well as relocation rights, contraction rights or other rights which may be exercised by Lessee during the term shall be void and of no further force and effect.

16.7 NSF Checks. If any check of Lessee is returned for insufficient funds, Lessee shall pay Lessor a $75.00 processing charge and all bank fees assessed by Lessor's bank, in addition to payment of the amount due plus applicable interest and late charges; provided, however, this provision is not intended to relieve Lessee from any default in the making of any payment at the time and in the manner herein specified. If during the term of this lease a second check of Lessee is returned for insufficient funds, all future payments by Lessee shall be by cashier's checks or other immediately available funds.

16.8 Right to Cure. In the event Lessor shall neglect or fail to perform or observe any of the covenants, provisions or conditions contained in this lease on its part to be performed or observed, and such failure continues for thirty (30) days after written notice of default (or if more than thirty (30) days shall be required because of the nature of the default, if Lessor shall fail to commence the curing of said default within the thirty (30) day period and proceed diligently to completion), then Lessor shall be responsible to Lessee for any actual damages sustained by Lessee as a result of Lessor's breach, but not special, consequential or punitive damages. Lessee shall have no right to terminate this lease, except as expressly provided elsewhere in this lease. Notwithstanding any other provision of this lease, any claim (whether in contract, tort or for breach of any express or implied covenant contained in this lease) which Lessee may have against Lessor for failure to perform or observe any of the covenants, provisions or conditions contained in this lease shall be deemed waived unless such claim is asserted by written notice to Lessor within thirty (30) days of the commencement of the alleged default or of occurrence of the cause of action and unless suit be brought thereon within twelve (12) months subsequent to the accrual of such cause of action.

16.9 Lessor's Right to Perform Lessee's Covenants. If Lessee shall at any time fail to pay any sum in accordance with the provisions of this lease, or shall fail to make any other payment or perform any other act on its part to be made or performed, then Lessor, after ten (10) days' written notice to Lessee (or without notice in case of emergency) and without waiving or releasing Lessee from any obligation of Lessee contained in this lease, may, but shall be under no obligation to: (a) pay any sum payable by Lessee pursuant to the provisions of this lease, or (b) make any other payment or perform any other act on Lessee's part to be made or performed as provided in this lease, and may enter upon the premises for any such purpose, and take all such action on the premises, as may be necessary for the premises. All sums so paid by Lessor and all costs and expenses, including reasonable attorneys' fees, incurred by Lessor in connection with the performance of any such act shall be paid by Lessee to Lessor on demand, together with interest thereon at the rate of ten percent (10%) per annum from the respective dates of Lessor's making of each such payment or incurring of each such cost and expense, including reasonable attorneys' fees, until repaid by Lessee in full.

17.

SIGNS. Lessee shall, not later than ninety (90) days after the execution of this lease, cause to be installed upon the premises signage satisfying the requirements of the sign criteria attached to this lease as Schedule 3. Lessee shall not place or permit to be placed any sign, marquee, advertisement or awning on the premises without the written consent of Lessor. Lessee, upon request of Lessor, shall immediately remove any sign or decoration which Lessee has placed or permitted to be placed in, on, or about the premises which, in the opinion of Lessor, is objectionable or offensive, and if Lessee fails so to do, Lessor may enter the premises and remove the same. Lessor has reserved the exclusive right to the exterior sidewalls, rear wall and roof of said premises, and Lessee shall not place or permit to be placed upon said sidewalls, rear wall or roof, any sign, advertisement or notice without the written consent of Lessor. All signs shall be professionally prepared and shall be installed and maintained at the expense of Lessee in compliance with the sign ordinances of governmental authorities having jurisdiction. Lessee shall, at its sole cost and expense, pay all fees imposed by governmental authorities with respect to its signage. Any signs placed upon the premises by Lessee which are not approved by Lessor may be removed by Lessor at the expense of Lessee. Lessee shall not alter, remove or relocate any existing signs on the premises without the prior written consent of Lessor. All of Lessee's signage shall conform to the then current sign criteria established by Lessor, as the same by be modified or updated by Lessor from time to time. Except as set forth in this paragraph 17, Lessee shall not erect or maintain any other signage on the premises. Upon the expiration or earlier termination of this lease, Lessee shall remove its signage from the premises and shall repair any damage to the premises caused by the removal of Lessee's signage. Notwithstanding the foregoing, Lessee may have its logo signage in conformance with the sign criteria. The logo colors are blue, black and silver.

18.

LESSOR'S ACCESS TO PREMISES. Lessor and its authorized representatives shall have the right to enter the premises at all reasonable times for any of the following purposes:

(a)

To determine whether the premises are in good condition and whether Lessee is complying with its obligations under this lease;

(b)

To do any necessary maintenance (including maintenance and repairs to other premises on the property) and to make any restoration to the premises that Lessor has the right or obligation to perform;

(c)

To serve, post, or keep posted any notice required or allowed under the provisions of this lease;

(d)

To post "for sale" signs at any time during the term and to post "for rent" or "for lease" signs during the last one hundred twenty (120) days of the term, or during any period while Lessee is in default; and

(e)

To show the premises to prospective purchasers, lenders, brokers, or lessees, at any time during the term.

Lessor may, in its sole discretion, retain a key with which to unlock all of the doors in, upon or about the premises, excluding however, Lessee's vaults, safes and files.

19.

SUBORDINATION. This lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this lease affecting the premises. Such subordination is effective without any further act of Lessee. Lessee shall from time to time on request from Lessor execute and deliver any documents or instruments that may be required by a lender to effectuate any subordination. If Lessee fails to execute and deliver any such documents or instruments, Lessee irrevocably constitutes and appoints Lessor as Lessee's authorized agent to execute and deliver any such documents or instruments. Lessee shall attorn to any purchaser at any foreclosure sale, or any grantee or transferee designated in any deed given in lieu of foreclosure. Lessee shall execute the written agreement and any other document required by the lender to accomplish the purposes of this paragraph.

20.

ESTOPPEL CERTIFICATE. Lessee, within ten (10) days after notice from Lessor, shall execute and deliver to Lessor a certificate stating that this lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications. The certificate also shall state the amount of minimum monthly rent, the dates to which the rent has been paid in advance, the amount of any security deposit or prepaid rent, that Lessor is not in breach or default of this lease (or if Lessor is in default, stating in detail such default), and setting forth such other information as may be reasonably requested by Lessor and as is factually correct. Lessee's failure to deliver such statement within such time shall be conclusive upon Lessee that this lease is in full force and effect and has not been modified except as may be represented by Lessor, that not more than one month's rent or other charges have been paid in advance and Lessor is not in default under this lease and such other information is as certified by Lessor.

21.

NOTICES. All notices to be given to Lessee shall be given in writing personally or by depositing the same in the United States mail, postage prepaid, and addressed to Lessee at the premises, whether or not lessee has departed from, abandoned or vacated the premises. All notices to be given to Lessor shall be given in writing personally or by depositing the same in the United States mail, postage prepaid, and addressed to the Lessor c/o Arizona Industrial Properties, Inc., 5202 South 40th Street, Phoenix, Arizona 85040, or at such other place or places as may be designated from time to time by Lessor. Notwithstanding the foregoing, should Lessee elect to change its notice address, Lessee shall provide Lessor written notice of their intent.

22.

WAIVER. No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to or approval of any subsequent act by Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of rent, and such acceptance does not relieve Lessee's liability for any late charge or interest due on such rent payment accepted by Lessor.

23.

ATTORNEYS' FEES. If Lessor hires an attorney by reason of breach or default by Lessee hereunder, Lessee shall pay Lessor's reasonable attorneys' fees, and if either party commences an action against the other party arising out of or in connection with this lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees and costs of suit.

24.

HOLDING OVER. It is agreed that the date of termination of this lease and the right of Lessor to recover immediate possession of the premises thereupon is an important and material matter affecting the parties hereto and the rights of third parties, all of which have been specifically considered by Lessor and Lessee. In the event of any continued occupancy or holding over of the premises without the express written consent of Lessor beyond the end of the term hereof, whether in whole or in part, or by leaving property on the premises, or otherwise, this lease shall continue as a month-tomonth tenancy and Lessee will pay one hundred twenty five percent (125%) of the rent then in effect pursuant to paragraph 4, in advance at the beginning of each held-over month, plus any other charges or payments contemplated in this lease, and any other costs, expenses, damages, liabilities, and attorney's fees incurred by Lessor on account of Lessee's holding over.

25.

MISCELLANEOUS PROVISIONS. 25.1 Time of Essence. Time is of the essence of each provision of this lease.

25.2 Consent of Parties. Whenever consent or approval of either party is required, unless a different standard of consent is expressly set forth in this Lease, that party shall not unreasonably withhold such consent or approval.

25.3 Provisions Are Covenants and Conditions. All provisions, whether covenants or conditions, on the part of Lessee shall be deemed to be both covenants and conditions.

25.4 Successors. This lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in paragraphs 15.1 and 15.2.

25.5 Reserved Rights. Lessor shall have the right to change the name, number or designation of the building of which the premises is a part, the property of which the premises is part andlor the premises without notice or liability to Lessee.

25.6 Complete Agreement; Construction. The language of this lease shall be construed in accordance with its normal and usual meaning and not strictly for or against either Lessor or Lessee. Lessor and Lessee acknowledge and agree that each party has reviewed and revised this lease and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this lease. This lease constitutes the complete agreement between Lessor and Lessee with respect to the leasing of the premises and supersedes all prior or contemporaneous writings, including any letters of intent. Neither this lease nor any memorandum of this lease shall be recorded by Lessee.

25.7 Conveyance by Lessor. In the event Lessor or any successor Lessor shall convey or otherwise dispose of the premises, it shall thereupon be released from all liabilities and obligations imposed upon the Lessor under this lease (except those accruing prior to such conveyance or other disposition) and such liabilities and obligations shall be binding solely upon the then owner of the premises. Lessee shall look solely to Lessor's interest in the premises for the satisfaction of any judgment or decree requiring the payment of money by Lessor which is based upon any claim Lessee may have against Lessor under this lease (whether in contract, tort or for breach of any express or implied covenant contained in this Lease). No other property or assets of Lessor, or any partner, member, shareholder or investor in Lessor shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree.

25.8 Severability. The unenforceability, invalidity, or illegality of any provision shall not render the other provisions unenforceable, invalid, or illegal.

25.9 Captions. The captions of this lease shall have no effect on its interpretation.

25.10 Joint and Several Obligations. If more than one person or entity is Lessee, the obligations imposed on Lessee shall be joint and several.

25.11 Authority. If Lessee is a corporation, limited liability company, trust, or general or limited partnership, each individual executing this lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this lease on behalf of such entity. If Lessee is a corporation, limited liability company, trust or partnership, Lessee shall, within thirty (30) days after execution of this lease, deliver to Lessor evidence of such authority satisfactory to Lessor.

25.12 Execution of lease. The delivery of this lease by Lessor to Lessee shall not be deemed to be an offer or reservation of the premises for Lessee. Delivery of this lease, fully executed by Lessee, to Lessor constitutes an offer to lease the premises, and this lease shall only become effective and binding upon Lessor's execution hereof and delivery of a signed copy to Lessee.

25.13 Rules and Regulations. Lessor or such other persons as Lessor may designate shall have the right, from time to time, to establish, modify, amend and enforce rules and regulations with respect to the sidewalks, parking areas and other common areas of the property adjacent to the premises. Attached to this lease as Schedule 4 are the current rules and regulations for the property of which the premises is a part. Lessee shall abide by and conform to all such rules and regulations and shall use commercially reasonable efforts to cause its employees, suppliers, shippers, customers, contractors and invitees to abide and conform to all such rules and regulations. Lessor shall not be responsible to Lessee for the non-compliance with any rules and regulations by other lessees of the property.

25.14 WAIVER OF JURY TRIAL. LESSOR AND LESSEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING OR HEARING BROUGHT BY EITHER LESSOR OR LESSEE AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR 1N ANY WAY CONNECTED TO THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE OR LESSEE'S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE OR ORDINANCE.

25.15 Guaranty of Lease. Intentionally deleted.

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IN WITNESS WHEREOF, the parties have executed this lease as of the date first above written.

Park 40, a General Partnership

LESSOR

Virtra Systems, Inc., a Texas corporation qualified to do business in Arizona

By:

Name:

Robert Ferris

 Its: President

LESSEE